Exhibit 11.
 Statement Regarding Computation of Per Share Earnings


 For the periods ended June 30

                                             2nd Qtr.                      Six months
                                         1999            1998           1999      1998

 Diluted earnings per common share:

 Average common shares outstanding      643,053        106,386        500,732    106,386


 Net income (loss) ................   $(246,868)       $ 3,604       $ 48,596   $ 10,910

 Diluted earnings (loss) per share:   $   (0.38)       $  0.03       $   0.10   $   0.10

 Basic earnings (loss) per share:     $   (0.38)       $  0.03       $   0.10   $   0.10

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